EXHIBIT 99.34

                             PENSKE CORPORATION
                           13400 Outer Drive West
                          Detroit, Michigan 48239


PERSONAL AND CONFIDENTIAL

April 4, 2003

Mr. Donald Hofmann
J.P. Morgan Partners (BHCA), L.P.
1221 Avenue of the Americas
New York, NY 10020

Dear Mr. Hofmann:

     Reference is made to the Purchase Agreement (the "Mitsui Purchase Agreement"), dated as of the date hereof, between Seller, Mitsui & Co., Ltd. ("Mitsui Japan") and Mitsui & Co. (U.S.A.), Inc. (together with Mitsui Japan, "Mitsui"). Capitalized terms used herein but not defined herein have the meanings ascribed thereto in the Mitsui Purchase Agreement.

     The parties to this letter agreement hereby agree as follows:

     1. Withdrawal from IMCG II. Penske Capital and JPMP hereby acknowledge and agree that, immediately following the Closing, Seller will be deemed to have withdrawn from International Motor Cars Group, II L.L.C. ("IMCG II") in accordance with Section 10.1 of the Amended and Restated Limited Liability Company Agreement of IMCG II ("IMCG II LLC Agreement").

     2. Seller Release. Each of Penske Automotive Holdings Corp., Penske Capital Partners, L.L.C., Penske Corporation and IMCG II (the "Purchaser Affiliated Releasors") does from and after the Closing hereby release forever and discharge Seller, each of Seller's affiliates and each of their respective directors, officers, employees, agents, brokers, trustees or advisors (collectively, the "Seller Releasees"), of and from any and all claims, demands, causes of action, damages or liabilities of any kind or nature whatsoever ("Claims") that relate to or arise out of any dealings, relationships or transactions by and between such Purchaser Affiliated Releasor, on the one hand, and any Seller Releasee, on the other hand, insofar as such relates to IMCG II, the Common Stock, the Shares, the Stockholders Agreement dated February 22, 2002 among IMCG II, Seller, the Company and the other parties thereto (the "Stockholders Agreement") and the IMCG II LLC Agreement, in law or equity, which against any Seller Releasee such Purchaser Affiliated Releasor, has ever had, now has or which it hereafter can, shall or may have, whether or not now known, from the beginning of the world to the Closing Date.

     3. Purchasers Release. Seller does from and after the Closing hereby release forever and discharge each of Penske Automotive Holdings Corp., Penske Corporation, Penske Capital Partners, L.L.C. and IMCG II and each of their respective directors, officers, employees, agents, brokers, trustees or advisors (collectively, the "Purchaser Affiliated Releasees") of and from any and all Claims that relate to or arise out of any dealings, relationships or transactions by and between Seller, on the one hand, and any Purchaser Affiliated Releasee, on the other hand, insofar as such relates to IMCG II, the Common Stock, the Shares, the Stockholders Agreement and the IMCG II LLC Agreement, in law or equity, which against any Purchaser Affiliated Releasee Seller has ever had, now has or which it hereafter can, shall or may have, whether or not now known, from the beginning of the world to the Closing Date.

     4. Waiver. Penske hereby agrees to waive and does waive any and all rights it may have under or related to Section 4.1 of the Stockholders' Agreement with respect to the transactions contemplated by the Mitsui Agreement.

     5. Third Party Beneficiaries. This Agreement does not, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the Purchasers who are express third-party beneficiaries with respect to the waiver contained in Section 4 herein.

     6. Governing Law. This letter agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without giving effect (to the fullest extent permitted by law) to the conflicts of law principles thereof which might result in the application of the laws of any other jurisdiction.

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                              Very truly yours,

                              PENSKE AUTOMOTIVE HOLDINGS CORP.

                              By: /s/ Robert H. Kurnick, Jr.
                                 -----------------------------------
                                 Name:  Robert H. Kurnick, Jr.
                                 Title: Vice President


                              PENSKE CORPORATION

                              By: /s/ Robert H. Kurnick, Jr.
                                 -----------------------------------
                                 Name:  Robert H. Kurnick, Jr.
                                 Title: President


                              PENSKE CAPITAL PARTNERS, L.L.C.

                              By: /s/ James A. Hislop
                                 -----------------------------------
                                 Name:  James A. Hislop
                                 Title: President


                              INTERNATIONAL MOTOR CARS GOUP II, L.L.C.

                              By:  Penske Capital Partners, L.L.C.,
                                   as Managing Member

                              By: /s/ James A. Hislop
                                 -----------------------------------
                                 Name:  James A. Hislop
                                 Title: President



Agreed to and accepted as of the
date first written above:

J.P. MORGAN PARTNERS (BHCA), L.P.

By:  JPMP Master Fund Manager, L.P.
     its General Partner

By:  JPMP Capital Corp.,
     Its General Partner

By:   /s/ Donald Hofmann
    -----------------------------
    Name:  Donald Hofmann
    Title: Partner